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                                 Exhibit 10.31
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                             CONFIDENTIAL TREATMENT

                              NHL ENTERPRISES, INC.
                     1251 AVENUE OF THE AMERICAS, 47TH FLOOR
                            NEW YORK, NEW YORK 10020
                               TEL: (212) 789-2000
                               FAX: (212) 789-2020

                            RETAIL LICENSE AGREEMENT

                                                  No.:    10158A

                                                  Date:   October 6, 1995

LICENSEE:   Maska U.S., Inc.                      Tel:    802/222-4751

ADDRESS:    9 Vose Farm Road                      Fax:    802/222-5441
            Peterborough, NH 03458

                                                  Attn:   Howard Zunenshine, CEO

         This License Agreement, when executed by each of the parties hereto, shall amend and restate in its entirety, as of July 1, 1995, Retail License Agreement No. 10158 dated March 8, 1995 between the parties hereto.

                  NHL ENTERPRISES, INC. ("NHLE") has the right to license for commercial purposes the use of certain properties of the National Hockey League ("NHL") and of the teams comprising said League ("Member Teams"), specifically -- the names, nicknames, slogans, symbols, logos, emblems, insignia, colors, uniform designs and other indicia of each of the Member Teams of the National Hockey League; the city or regional identification of each of the National Hockey League Member Teams in conjunction with their colors and an appropriate professional ice hockey reference: the name, initials, insignia, colors and other indicia of the National Hockey League, including the Conference and Division names and/or logos; the name and logo of the NHL All-Star Game; the name and logo of the Stanley Cup Playoffs; and the name and logo of the Stanley Cup (the "NHL Marks"); and that except as stated in paragraph 3(a) hereinafter, no other entity has the right to license said NHL Marks for such purposes.

                  LICENSEE, whose full name and address are set forth above, desires to obtain the right from NHLE to utilize the NHL Marks in connection with the manufacture, distribution, sale and advertising of certain products specified hereinafter (the "Products") in accordance with the conditions and provisions set forth in this License Agreement.

                  Therefore, in consideration of the promises, covenants and undertakings contained in this License Agreement, the parties hereto agree, as follows:

         1.       GRANT OF LICENSE.

                  For purposes of this License Agreement, the definitions set forth in paragraph 2 below or otherwise in this License Agreement shall be applicable and controlling. Subject to such definitions, NHLE hereby grants to LICENSEE the non-exclusive right (except as set forth in paragraph 1(g) below) to use the NHL Marks on the Products throughout the Territory during the Term in accordance with all of the provisions, conditions, and undertakings specified hereinafter in this License Agreement.

                  (a)      PRODUCT(S).  The Products are as follows:

                           (i) Authentic (otherwise known as "Center Ice") home and away jerseys of each of the Member Teams, and authentic third jerseys of each of the Member Teams that has a third jersey;


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                           (ii)     Replica home and away jerseys of each of the
                                    Member Teams, and replica third jerseys of each of the Member Teams that has a third jersey;

                           (iii) Authentic and replica Eastern and Western Conference NHL All-Star Game jerseys; and

                           (iv) Authentic and replica practice jerseys of each of the Member Teams.

                  Notwithstanding the foregoing, LICENSEE may not manufacture and sell (1) authentic home and away jerseys of the new Colorado Member Team during the period from July 1, 1995 through June 30, 1996 (the "Y2 Selected Team") and (2) authentic home, away and (if applicable) third jerseys during the period from July 1, 1996 through June 30, 1997, from July 1, 1997 through June 30, 1998 and from July 1, 1998 through June 30, 1999 of such Member Teams as NHLE shall have selected (after consultation with LICENSEE but ultimately at NHLE's sole discretion) and specified in a written notice to LICENSEE by December 31, 1995, December 31, 1996 and December 31, 1997, respectively (the "Y3 Selected Teams", the "Y4 Selected Teams" and the "Y5 Selected Teams", respectively).

                  NHLE agrees that, in exercising its sole discretion in selecting the Y3 Selected Teams, Y4 Selected Teams and Y5 Selected Teams and in its consultation with LICENSEE as noted above, NHLE shall duly consider such factors as, including by way of illustration only CONFIDENTIAL TREATMENT REQUESTED FOR THESE PORTIONS, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                  Each of the Products shall be manufactured and sold only in approved styles and fabrications, and in adult and youth sizes.

                         (Each individual item must be reviewed and approved
                             in writing by NHLE prior to manufacturing.)

         (b) TERRITORY. The Territory is the United States, including its territories and possessions and its Armed Forces or similar Exchange Services.

         (c) TERM. The Term hereof shall be for the period commencing on July 1, 1994 and terminating on June 30, 1999.

         (d) LICENSEE PAYMENTS. In consideration for the rights herein granted to LICENSEE, LICENSEE shall pay to NHLE the following:

                  (i) Royalty Rate: LICENSEE will pay NHLE at such times and under the circumstances specified hereinafter a Royalty Payment in amount equal to the Royalty Rate (as defined below) times Net Sales. "Royalty Rate" shall mean (1) CONFIDENTIAL TREATMENT REQUESTED FOR THESE PORTIONS, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION with respect to replica home, away, third, Eastern and Western Conference NHL All-Star Game and practice jerseys sold hereunder on or before CONFIDENTIAL TREATMENT REQUESTED FOR THESE PORTIONS, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION and CONFIDENTIAL TREATMENT REQUESTED FOR THESE PORTIONS, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION with respect to such Products sold hereunder thereafter; and (2) CONFIDENTIAL TREATMENT REQUESTED FOR THESE PORTIONS, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION with respect to authentic home, away, third, Eastern and Western Conference NHL All-Star Game and practice jerseys sold hereunder.

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                  (ii)     Guaranteed Minimum Payment: LICENSEE guarantees
                           payment to NHLE of an aggregate of CONFIDENTIAL TREATMENT REQUESTED FOR THESE PORTIONS, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION during the Term (the "Guaranteed Minimum Payment"). The Guaranteed Minimum Payment shall be payable in installments on or before the dates specified in the schedule below, which installments shall be credited against Royalty Payments due NHLE hereunder.

                           AMOUNT                                      DUE DATE

                           CONFIDENTIAL TREATMENT REQUESTED FOR THESE PORTIONS, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                           Notwithstanding the foregoing, LICENSEE shall not have earned and paid to NHLE hereunder an aggregate of CONFIDENTIAL TREATMENT REQUESTED FOR THESE PORTIONS, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION royalties during the Term, then LICENSEE shall receive a credit against the Guaranteed Minimum Payment for the excess (if any) of
                           (1) royalties earned and paid in Canadian dollars to NHL Enterprises Canada Inc. by Sport Maska, Inc. pursuant to, and during the term of, Retail License Agreement No. 20047A of even date herewith over (2) the guaranteed minimum payment required pursuant thereto; provided, however, that in no event shall such credit exceed the Guaranteed Minimum Payment. Such credit (if any) shall be calculated by NHLE on June 30, 1999 by converting such excess (if any) as of such date to U.S. dollars at the then prevailing exchange rate. NHLE shall refund to LICENSEE (in U.S. dollars) the amount of such credit (if any) on or before July 31, 1999.

                           CONFIDENTIAL TREATMENT REQUESTED FOR THESE PORTION, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

         (e)      PRODUCT TO MEMBER TEAMS AND NHL.

                  (i) Each License Year, LICENSEE shall supply each of the Member Teams (except during the second License Year in the case of clauses (1) and (2) below, the Y2 Selected Team, during the third License Year in the case of clauses (1) and (2) below, the Y3 Selected Teams, during the fourth License Year in the case of clauses (1) and (2) below, the Y4 Selected Teams, and during the fifth License Year in the case of clauses
                           (1) and (2) below, the Y5 Selected Teams) whose home arena is located within the Territory with the following, at no charge, at such times as such Member Teams request but not later than April 1 of such License Year, for use in connection with such License Year's NHL season (provided such Member Teams notify LICENSEE in writing regarding sizes and, in the case of practice jerseys, colors and quantities/color, in a timely manner): (1) three sets of home and away game jerseys for each such Member Team (with 30 home and 30 away jerseys/set, for a total of 180 such jerseys/Member Team), (2) one set of third game jerseys for each such Member Team that uses a third game jersey (with 30 third game jerseys/set, for a total of 30 such


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                           jerseys/Member Team); (3) three sets of home and away
                           stockings for each such Member Team (with 30 pairs of home and 30 pairs of away stockings/set, for a total of 180 pairs of stockings/Member Team); and (4) one set of practice jerseys for each such Member Team (with each such Member Team being able to choose up to six colors and any number of practice jerseys/color, up to a total of 60 practice jerseys/set). LICENSEE shall supply each of the Member Teams whose home arena is located within the Territory and which plays in the Stanley Cup Finals during any License Year (except for the Y2 Selected Team, Y3 Selected Teams, Y4 Selected Teams and Y5 Selected Teams) with an additional set of home and away game jerseys for such License Year, at no charge, not later than three days before the first game of the Stanley Cup Finals for such License Year.

                  (ii) Each License Year, LICENSEE shall supply the NHL with the following, at no charge, not later than fourteen days before the first day of such License Year's NHL All-Star Weekend, for use in connection with such License Year's NHL All-Star Weekend: (1) two sets of Eastern and Western Conference NHL All-Star Game jerseys (with 30 Eastern and 30 Western Conference jerseys/set, for a total of 120 such jerseys); (2) one set of Eastern and Western Conference NHL All-Star Game stockings (with 30 pairs of Eastern and 30 pairs of Western Conference stockings/set, for a total of 60 pairs of such stockings); (3) one set of Eastern and Western Conference NHL All-Star Game shells/pants (with 30 Eastern and 30 Western Conference shells/pants per set, for a total of 60 such shells/pants); (4) one set of Eastern and Western Conference NHL All-Star Game helmets (with 30 Eastern and 30 Western Conference helmets/set, for a total of 60 such helmets); (5) one set of Heroes of Hockey home and away game jerseys (with 25 home and 25 away jerseys/set, for a total of 50 such jerseys) (provided that, at NHLE's election, LICENSEE shall furnish the NHL with one set of home or away game jerseys of the Member Team hosting that License Year's NHL All-Star Game instead of one such set of Heroes of Hockey jerseys); (6) one set of Heroes of Hockey home and away stockings (with 25 pairs of home and 25 pairs of away stockings/set, for a total of 50 pairs of such stockings) (or, at NHLE's election, one set of home or away stockings of such host Member Team instead of one set of such Heroes of Hockey stockings); (7) one set of Heroes of Hockey home and away shells/pants (with 25 home and 25 away shells/pants per set for a total of 50 such shells/pants); and (8) one set of Heroes of Hockey home and away helmets (with 25 home and 25 away helmets/set, for a total of 50 such helmets) (or, at NHLE's election, one set of home or away helmets of such host Member Team instead of one such set of Heroes of Hockey helmets).

                  (iii) LICENSEE may incorporate the CCM logo on each of the items supplied to the Member Teams or the NHL pursuant to this paragraph 1(e) (except stockings) subject to NHLE's written approval regarding the prominence and placement of such logo and the number of times such logo appears thereon.

                  (iv) NHLE shall use its best efforts to ensure that each of the Member Teams whose home arena is located within the Territory wears LICENSEE-supplied practice jerseys during team practices.

         (f) OFFICIAL SUPPLIER DESIGNATION. Without limiting NHLE's approval rights pursuant to paragraph 7 below, LICENSEE may use the designation an "Official Supplier to the NHL" (the "Designation") with reference to CCM in connection with LICENSEE's advertisement and promotion of the Licensed Products hereunder.


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         (g)      EXCLUSIVITY. All rights in and to the NHL Marks and the
                  Designation not expressly granted hereunder are reserved to NHLE for use without restriction, provided, however, that NHLE agrees that (x) it will not grant to any third party other than LICENSEE any license:

                  (i) to sell within the Territory, on or before June 30, 1995, pursuant to any retail license agreement, authentic home or away jerseys of any of the Member Teams;

                  (ii) to sell within the Territory on or before June 30, 1996, pursuant to any retail license agreement, authentic or replica third jerseys of any of the Member Teams;

                  (iii) to sell within the Territory, during the Term, pursuant to any retail license agreement, authentic Eastern or Western Conference NHL All-Star Game jerseys;

                  (iv) to sell within the Territory, during the Term, pursuant to any retail license agreement, authentic or replica practice jerseys of the Member Teams;

                  (v) to supply any of the Member Teams whose home arenas are located within the Territory with home, away or third game jerseys for use by the players on such Member Teams, on or before June 30, 1995, on-ice during NHL games;

                  (vi) to supply any of the Member Teams whose home arenas are located within the Territory with practice jerseys for use by the players on such Member Teams, during the Term, on-ice during Member Team practices; or

                  (vii) to supply the NHL with authentic Eastern or Western Conference NHL All-Star Game jerseys for use by NHL players, during the Term, on-ice during the NHL All-Star Game; and

                  (y) it will not grant to any single third party any license:

                  (i) to sell within the Territory, during any License Year, pursuant to any retail license agreement, authentic home, away and third jerseys of a number of Member Teams that is greater than the number of Member Teams as to which LICENSEE has the right to sell within the Territory, during such License Year, authentic home, away and third jerseys hereunder; or

                  (ii) to supply, during any License Year, authentic home, away and third jerseys to a number of Member Teams that is greater than the number of Member Teams as to which LICENSEE has the right to supply authentic home, away and third jerseys hereunder, in each case for use by the players on such Member Teams on-ice during NHL games during such License Year; and

                  (z)      LICENSEE shall have the right throughout the Term:

                  (i) to sell within the Territory authentic home, away and third jerseys of at least 50% of the Member Teams that shall have first joined the NHL and started playing regular season games during the Term (so-called "expansion teams" -- it being understood and agreed that such requirement does not apply to such Member Teams as had been playing regular season games prior to the commencement of the Term, regardless of whether any of such Member Teams relocates during the Term);

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                  (ii)     to supply authentic home, away and third jerseys to
                           at least 50% of the Member Teams that shall have first joined the NHL and started playing regular season games during the Term (so-called "expansion teams" -- it being understood and agreed that such requirement does not apply to such Member Teams as had been playing regular season games prior to the commencement of the Term, regardless of whether any of such Member Teams relocates during the Term), for use by the players on such Member Teams on-ice during NHL games during the Term; and

                  (iii) the parties hereby agree that the selection of the expansion teams which shall be supplied by LICENSEE and in respect of which LICENSEE shall be entitled to market as provided in this paragraph (z) shall be made by NHLE in good faith, after consultation with LICENSEE, but ultimately at NHLE's sole discretion, in accordance with the factors and procedures set forth in paragraph 1(a)(iv) hereof as such factors may be applicable thereto.

         (h) ADVERTISING AND PROMOTION. During the Term, LICENSEE shall, together with Sport Maska, Inc., expend at least CONFIDENTIAL TREATMENT REQUESTED FOR THIS PORTION, FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION (the "Advertising Minimum") on NHLE- (or NHLEC-) approved consumer directed advertising and promotion of the Licensed Products in the United States and Canada. NHLE and LICENSEE (and their respective affiliates) shall consult with each other prior to the beginning of each License Year and mutually agree on the allocation of the Advertising Minimum for such License Year. LICENSEE shall submit to NHLE, along with the last monthly statement it submits to NHLE pursuant to paragraph 4 below with respect to each License Year, a detailed accounting of all amounts spent by LICENSEE and Sport Maska, Inc. pursuant to this paragraph 1(h) in respect of the Advertising Minimum (which amounts shall include the purchase price for media, but not creative or other expenses). If, at the end of the Term, LICENSEE and Sport Maska, Inc. shall not have spent at least the Advertising Minimum as required pursuant hereto, then LICENSEE shall remit to NHLE, along with the accounting required pursuant to the preceding sentence with respect to the last License Year, the difference between the Advertising Minimum and the aggregate amount spent by LICENSEE pursuant hereto in respect thereof.

         (i) CENTER ICE PRODUCTS. Without limiting any other term hereof and subject to the rules of the NHL Center Ice/Authentics Program (as such rules may be amended from time to time, which rules (and amendments thereto) LICENSEE hereby agrees to comply with), NHLE hereby grants to LICENSEE the right to use the NHL Center Ice/Authentics Program name and logo in connection with the sale of authentic home, away, third, Eastern and Western Conference NHL All-Star Game and practice jerseys hereunder, and each such authentic jersey shall have a separate hang tag and label that bears such name and/or logo. Such name and logo shall constitute "NHL Marks" when used in connection with such authentic jerseys.

         (j) WORK STOPPAGE. The parties agree that, should NHL league play be suspended in any License Year due to a player strike, management lockout, postponement, or comparable work stoppage league wide (singly or together, a "Work Stoppage"), then the installment of the Guaranteed Minimum Payment due during such License Year pursuant to paragraph 1(d)(ii) above, the Guaranteed Minimum Payment and the Advertising Minimum shall be adjusted as follows:

                  (i) Such installment, the Guaranteed Minimum Payment and the Advertising Minimum shall not be subject to adjustment if 25% or fewer of such License Year's scheduled regular season NHL games are canceled due to the Work Stoppage.

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                  (ii)     If more than 25% but fewer than 50% of such License
                           Year's scheduled regular season NHL games are canceled due to the Work Stoppage, then (1) such installment shall be reduced by 25%, (2) the Guaranteed Minimum Payment shall be reduced by the same amount by which such installment shall have been reduced pursuant to clause (1) above and (3) the Advertising Minimum shall be reduced by the same proportion as the Guaranteed Minimum Payment shall have been reduced pursuant to clause (2) above.

                  (iii) If 50% or more of such License Year's scheduled regular season NHL games are canceled due to the Work Stoppage, then (1) such installment shall be reduced by 50%, (2) the Guaranteed Minimum Payment shall be reduced by the same amount by which such installment shall have been reduced pursuant to clause (1) above and (3) the Advertising Minimum shall be reduced by the same proportion as the Guaranteed Minimum Payment shall have been reduced pursuant to clause (2) above.

                  Any refund of any installment of the Guaranteed Minimum Payment required pursuant to this paragraph 1(j) shall be made by NHLE to LICENSEE within 30 days after the end of the relevant License Year.

         (k) PRESS RELEASE. The parties shall issue a mutually acceptable, positive press release in the Territory with respect to this License Agreement at a mutually agreeable time (but not later than the beginning of the NHL's 1995-96 regular season).

                          STANDARD TERMS AND CONDITIONS

2.       DEFINITIONS

         (a) "Territory" -- the geographical area in which LICENSEE is authorized to use the NHL Marks -- is specified in paragraph 1(b) above.

         (b) "License Year" means each period during the Term commencing on July 1 of one year and ending on June 30 of the next year.

         (c) "Term" -- the period during which this License Agreement is in effect whether or not it is renewed -- is set forth in paragraph 1(c) above. "Renewal Term(s)," if any, are specified in paragraph 1 above, and are those License Year(s) immediately following the last License Year of the Term or any prior Renewal Term.

         (d) "Product(s)" are identified in paragraph 1(a) above, and become "Licensed Product(s)" when LICENSEE applies or uses the licensed NHL Marks strictly in accordance with the provisions, conditions and undertakings set forth in this License Agreement.

         (e) "Premiums" means any product, including but not limited to Licensed Product(s), sold at any price or given away for the purpose of promoting, publicizing or increasing the sale of any other product or service, including but not limited to incentives for a sales force or distributorship(s), or for trade or consumer promotions.

         (f) "Licensed Sales" means the sale of Licensed Products directly to or for retail outlets, mail order or catalogs, including electronic and video marketing entities, where the Licensed Products are ultimately sold to consumers. Licensed Sales do not include the sale of Licensed Products as Premiums, which require separate agreements executed by NHLE with both the manufacturer and user of the premium.

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         (g)      "Net Sales" means the gross amount of Licensed Sales of
                  Licensed Products in U.S. dollars at the invoiced selling price net normal and reasonable quantity discounts and returns for credit; no deductions shall be made for costs incurred in manufacturing, selling, distributing or advertising (including cooperative and promotional allowances), for uncollectible accounts or for any other amounts of any type.

         (h) "Royalty Rate" has the meaning as set forth in paragraph 1(d)(i) above.

         (i) "Royalty Payment" is the Royalty Rate specified in paragraph 1(d)(i) above times Net Sales of Licensed Products, calculated and payable in U.S. dollars to NHLE.

         (j) "Guaranteed Minimum Payment" - the minimum amount of Royalty Payment in U.S. dollars which LICENSEE shall pay during the Term, irrespective of the amount of Net Sales actually made during such period - is specified in paragraph 1(d)(ii) above.

         (k) "Advance" -- the amount of the Guaranteed Minimum Payment in U.S. dollars which LICENSEE shall remit to NHLE upon the signing of this License Agreement by LICENSEE (if any) -- is specified in paragraph 1(d)(ii) above.

         (l) "NHL Indicia" means the following matter as it appears on or in connection with Licensed Products or packaging, labeling, advertising or promotional material therefor or related thereto: (1) NHL Marks; (2) words, phrases, slogans and the like ("Words") derived from or incorporating NHL Marks; (3) caricatures, graphics, images, designs and the like ("Graphics") derived from NHL Marks or incorporating NHL Marks or any recognizable part thereof; and (4) Words or Graphics that are ice hockey specific or are used exclusively or substantially exclusively in association with NHL Marks or other NHL Indicia. Words and Graphics that appear on or in connection with Licensed Products or packaging, labeling, advertising or promotional material therefor or related thereto and which either (x) were used by LICENSEE in an ordinary commercial manner on unlicensed products or products licensed by others prior to the entry by LICENSEE into negotiations with NHLE for this License Agreement, or (y) are virtually identical to elements so used by LICENSEE on unlicensed products or on products licensed by others, shall not be deemed to be NHL Indicia pursuant to clause (4) above.

         (m) "Designation" has the meaning set forth in paragraph 1(f) above.

         (n) "Advertising Minimum" has the meaning set forth in paragraph 1(h) above.

         (o) "Work Stoppage" has the meaning set forth in paragraph 1(j) above.

         (p) "Y2 Selected Team" has the meaning set forth in paragraph 1(a) above.

         (q) "Y3 Selected Team" has the meaning set forth in paragraph 1(a) above.

         (r) "Y4 Selected Team" has the meaning set forth in paragraph 1(a) above.

         (s) "Y5 Selected Team" has the meaning set forth in paragraph 1(a) above.

3.       LIMITATIONS OF LICENSE.

         In addition to the provisions, conditions and undertakings set forth in other paragraphs herein, the license granted to LICENSEE is subject to the following understandings, limitations and conditions:

         (a) Each NHL Member Team has retained the right to license its own marks individually for products other than jackets, replica jersey/sweaters and trading cards; the sale of


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                  Member-Team-licensed products generally shall be restricted to within a seventy-five mile radius of the Member Team's home arena, and no such local license may be granted to LICENSEE for the Products.

         (b) To the extent the NHL Marks licensed by this License Agreement include the names, logos, colors, etc. of the NHL Member Teams, they include such marks of each of the Member Teams, and LICENSEE agrees that each Licensed Product will be designed and offered for sale in enough styles so that there shall be at least one style of each Licensed Product with the name, logo, colors, etc. of each NHL Member Team with a home arena in the Territory.

         (c) This license to use the NHL Marks and the Designation does not constitute and may not be used to imply the endorsement of the Licensed Product(s) or any other product of LICENSEE, and the NHL Marks are not licensed herein as certification marks or an indication of a particular standard of quality.

         (d) LICENSEE may not sell, distribute or make available Licensed Products as Premiums without a prior written license agreement from NHLE. In the event such a license is granted to LICENSEE, the Licensed Products may only be sold to a user specifically approved and licensed by NHLE for such purpose pursuant to a separate agreement.

         (e) The Licensed Products shall not knowingly be sold or distributed for retail sale in combination with any other product for a single price to the exclusion of the opportunity to purchase the Licensed Products separately.

         (f) LICENSEE will not sell the Licensed Products to parties whom it knows or reasonably should know will resell or distribute the Licensed Products outside the Territory.

         (g)      LICENSEE shall not:

                  (i) assign, transfer or sublicense any or all of the rights granted herein to any third party, or

                  (ii) pledge or otherwise encumber any or all of the rights granted herein as security or collateral for any obligation of LICENSEE (or of any affiliate of LICENSEE), or

                  (iii) effect, or cause to effect, or otherwise have effected, whether in a single transaction or a series of related transactions, the sale or other transfer of more than fifty percent (50%) of the beneficial ownership of the voting shares in the capital stock of the LICENSEE, a controlling interest of the LICENSEE or a majority of the operating assets necessary to carry on the LICENSEE's business, to any person or entity or to any "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended),

                  (such events being referred to herein collectively as the "Changes" and individually as the "Change") without the prior written consent of NHLE, which may be withheld within its sole discretion. NHLE agrees and covenants that in exercising its sole discretion to consent to such Change or to withhold such consent, NHLE shall consider such factors as, including by way of illustration only, the compatibility of the proposed transaction and the proposed assignee, transferee, sublicensee, pledgee or purchaser, as the case may be (any such person being referred to herein as the "Proposed Party"), with the reasonable business objectives of NHLE and its affiliates, the reputation of the Proposed Party within the Proposed Party's business or industry for offering quality and reliable services or products or both (as the case may be) and the ability of the Proposed Party to fulfill the obligations of the LICENSEE as the same are set forth in this License

                  Agreement, the consideration of such factors by NHLE to be made, at all times, in good faith.

         (h) No use of the NHL Marks or the Designation shall be preprinted by LICENSEE on its stationery, envelopes, business cards, invoices, statements, packing slips or other similar documents or materials unless approved in advance by NHLE.

         (i) LICENSEE shall not purchase or otherwise obtain the Licensed Products it its authorized to sell under this Agreement from any other entity without the prior written consent of NHLE, unless such other enters into a written agreement with LICENSEE, in a form which is acceptable to NHLE in its sole discretion, which agreement limits said other entity's rights solely to supplying LICENSEE with Licensed Products pursuant to the written agreement.

         (j) LICENSEE agrees that it will cause to appear conspicuously, indelibly and legibly on each of the Licensed Product(s) and on all advertising material, tags, labels and devices bearing any of the NHL Marks or other NHL Indicia, such proper trademark, copyright or other notices of property right in the NHL Marks or other NHL Indicia or other material as may be designated by NHLE. In addition, LICENSEE shall place a notice specified by NHLE that the Licensed Products are genuine merchandise officially licensed.

         (k) In the event LICENSEE uses authors, photographers, artists or any other persons to create and/or design NHL Indicia for or in connection with the Licensed Products or packaging, labeling, advertising or promotional material therefor or related thereto. LICENSEE shall either use personnel within its employ so such work qualifies as a "work made for hire" under the Copyright Act (17 U.S.C. Section 101) and assign copyright in such work to NHLE, or, if LICENSEE engages personnel under conditions which do not give rise to such a "work made for hire," LICENSEE shall obtain an assignment of copyright to NHLE of any copyrightable material prepared or depicted by such author, photographer, artist or other person for the Licensed Products or such packaging, labeling, advertising or promotional material. Such obligations shall apply only to those parts of otherwise unified textual or graphic matter which qualify as NHL Indicia. In addition to all other rights and remedies afforded by this License Agreement and applicable law. LICENSEE agrees to hold harmless NHLE, NHL and its Member Teams, other NHLE Licensees and the officers, directors, employees and agents thereof, from any claim, suit or damage, including attorney's fees, judgments, court costs and consequential damages, that arise out of LICENSEE's failure to deliver to NHLE the assignment(s) of copyright required by this provision.

         (l) LICENSEE further agrees that it will not apply for or seek to obtain trademark, copyright or any other proprietary right in the NHL Marks or any other NHL Indicia on Licensed Products or packaging, labeling, advertising or promotional material therefor or related thereto. NHLE, NHL and/or any or all of its Member Teams, jointly and severally, may, at their option, apply for and obtain in any or all of their own names trademark, copyright or other property right protection for the NHL Marks or other NHL Indicia (furnished or provided by LICENSEE or NHLE) for the Licensed Product(s) or packaging, labeling, advertising or promotional material therefor or related thereto. Upon request, LICENSEE will furnish (i) necessary specimens or facsimiles for such purpose free of cost, (ii) evidence of the date of first shipment or sale of each Licensed Product in commerce and also, if earlier, in intrastate commerce, and (iii) such additional information documents, specimens and facsimiles as may be reasonably required to evidence and perfect the trademark, copyright or other property right protection for the NHL Marks or other NHL Indicia (all free of cost).

         (m) If demanded by LICENSEE, NHLE shall undertake to procure and obtain in its own name, or the name of the National Hockey League or any or all of its Member Teams, trademark, copyright, design patent or other property right protection of the NHL Marks or other matter (furnished or provided by NHLE or LICENSEE) for the Licensed Product(s) at LICENSEE's expense, including reasonable attorneys' fees.

         (n) LICENSEE agrees that if LICENSEE receives knowledge of any manufacture or sale by anyone other than LICENSEE of products licensed under this License Agreement or of such products as would be confusingly similar in the minds of the public and which bear or are promoted in association with the NHL Marks or other NHL Indicia under this License Agreement, or any names, symbols, emblems, designs or colors which may be confusingly similar in the minds of the public to such NHL Marks or other NHL Indicia, LICENSEE will call such fact to the attention of NHLE. NHLE shall then have the exclusive right in its sole discretion to prosecute any such manufacture or sale, either in its own name or the name of the National Hockey League and/or one or more of its Member Teams, and LICENSEE shall cooperate and assist in the prosecution of any such action. If demanded by NHLE, LICENSEE shall join in or cooperate in the prosecution of any such action as may be instituted by NHLE; all such prosecution shall be at NHLE's expense, including reasonable attorneys' fees. The proceeds recovered in any such prosecution in the form of damages, profits or other recovery shall belong solely to NHLE. LICENSEE shall not commence any action of its own to restrain or recover damages for any alleged infringements of the NHL Marks or other NHL Indicia without first obtaining express written permission to do so from NHLE.

         (o) LICENSEE will not attack the title or right of NHLE or NHL and/or its Member Teams in and to the NHL Marks, other NHL Indicia or any copyright or trademark pertaining thereto, nor will it attack the validity of the License granted hereunder during the Term hereof or thereafter.

         (p) LICENSEE will not harm, misuse or bring into disrepute the NHL Marks, their reputation or that of their owners.

         (q) LICENSEE acknowledges that except as expressly provided herein, there is no right to renew this License Agreement, and no options to extend this License Agreement have been granted or implied hereunder.

         (r) LICENSEE will manufacture, sell and distribute the Licensed Product(s) in an ethical manner and in accordance with the terms and intent of this License Agreement.

         (s) LICENSEE will not incur or create any expenses chargeable to NHLE, NHL or its Member Teams without the prior written approval of NHLE.

         (t) LICENSEE will protect to the best of its ability, its right to manufacture, sell and distribute the Licensed Product(s) hereunder.

         (u) LICENSEE will comply with all laws and regulations relating or pertaining to the manufacture, sale, advertising or use of the Licensed Product(s), shall maintain high quality and standards commensurate with LICENSEE's market, and shall comply with any regulatory agencies which shall have jurisdiction over the Licensed Product(s).

         (v) LICENSEE will never disclose any confidential and non-public information about NHLE, NHL and/or its Member Teams which it acquires from any source during the Term or any Renewal Term(s) hereof.

         4.       REPORTS AND PAYMENTS.

                  On or before the twentieth (20th) day following each month of the Term or any Renewal Term(s), LICENSEE shall submit to NHLE, or in accordance with written instructions given by NHLE, a full and accurate statement showing the quantity, description and Net Sales of each of the Licensed Products sold or distributed during such month on forms to be furnished by NHLE. Simultaneously with the submission of such statement, LICENSEE shall remit the Royalty Payment due on Net Sales for each such month by check or electronic transfer payable to "NHL Enterprises, Inc." and delivered directly to NHLE or, in accordance with written instructions given to LICENSEE by NHLE. Such statements shall be submitted whether or not they reflect any Net Sales of Licensed Products. Receipt and acceptance by NHLE of any statement furnished by LICENSEE or Royalty Payments paid hereunder shall not preclude NHLE from questioning the correctness thereof at any time; in the event any errors are disclosed, such statements shall be rectified and any differences in Royalty Payments remitted within ten
(10) days to NHLE. LICENSEE acknowledges that time is of the essence in making payments to NHLE. If any payments to NHLE are not remitted on the date due, LICENSEE shall pay interest at the rate of one and one-half percent (1.5%) per month from such date until payment thereof is made to NHLE. If requested by NHLE, LICENSEE at its own expense shall provide NHLE within sixty (60) days of the end of each License Year a detailed statement for such License Year, certified by an independent certified public accountant approved by NHLE, showing the Net Sales of each Licensed Product sold or distributed by LICENSEE during such year, together with a computation of Royalty Payments on Net Sales due NHLE for such year.

         5.       CATALOG CONTRIBUTIONS.

                  NHLE shall have the right but not the obligation to publish catalogs, sales sheets and brochures ("Catalogs") during any License Year in order to promote the sale of Licensed Products. The format and style of any such Catalog will be in NHLE's sole discretion. LICENSEE undertakes (i) to contribute to each such Catalog by furnishing, free of charge, such samples, artwork, photography and the like as may be available to it and requested, and (ii) to participate in each such Catalog and pay for a minimum of one page at NHLE's prevailing rate to cover the cost of such publication, including distribution costs to retailers, wholesalers, mail order houses and other outlets for Licensed Products. The payment by LICENSEE for such participation will be in addition to any Advances, Guaranteed Minimum Payments and Royalty Payments due NHLE as specified herein.

         6.       BOOKS AND RECORDS.

                  LICENSEE agrees to keep accurate books of account and records covering all transactions relating to this License. NHLE and its duly authorized representative shall have the right at all reasonable hours of the day to examine and audit such books of account and records and all other documents and material in LICENSEE's possession or under its control with respect to the subject matter and terms of this License Agreement, and shall have free and full access thereto for such purposes. All such books of account and records shall be kept available for at least two years after termination of this License Agreement. LICENSEE will designate a symbol or number which will be used exclusively in connection with Licensed Products and with no other articles which LICENSEE may manufacture, sell, or distribute. In the event that an audit by NHLE reveals an underpayment by LICENSEE, LICENSEE shall immediately upon demand remit payment to NHLE in the amount of such underpayment plus interest calculated at the rate of one-and-one-half percent (1.5%) per month from the date such payment was actually due until the date such payment is made. LICENSEE shall reimburse NHLE for the entire costs and expenses of such audit if the underpayment is two percent (2%) or more than the amount required to be paid to NHLE for the applicable License Year.

         7.       QUALITY CONTROL OF LICENSED PRODUCTS.

                  LICENSEE agrees that the Licensed Product(s) shall be of high standard and of such style, appearance and quality as shall be adequate and suitable to their promotion, distribution and sale to the best advantage of LICENSEE, NHLE, NHL and its Member Teams. To this end LICENSEE shall perform as follows:

         (a) Before selling or distributing any of the Licensed Product(s), LICENSEE shall submit without charge samples of each such Licensed Product, including all styles, colors and variations, together with its cartons and containers, including packaging and wrapping material, hang tags and labels (the "Related Materials"), for NHLE's written approval in accordance with procedures specified hereafter. LICENSEE shall submit for review all Licensed Products and Related Materials at each of the following stages of production: 1) rough sketches or layout concepts; 2) finished artwork or final proofs; 3) pre-production samples or strike-offs; and 4) finished products suitable for retail sale. The samples of Licensed Products and Related Materials submitted by LICENSEE for quality control purposes shall be delivered directly to NHLE at its address specified first above or in accordance with written instructions given by NHLE. The quality and style of each such Licensed Product and its Related Materials shall be subject to NHLE's prior approval. In the event that any item submitted to NHLE shall not have been approved, disapproved or otherwise commented upon within twenty (20) business days after receipt thereof by NHLE, then LICENSEE shall have the right to so notify NHLE of such fact by telegram or telefax message. In the event that NHLE fails to then approve, disapprove or otherwise comment upon the submitted items within ten (10) business days after receipt by it of such communication, any items so submitted by LICENSEE shall be deemed to have been approved. LICENSEE shall, in addition, thereafter furnish to NHLE free of cost for its prior written approval six (6) production samples of each such Licensed Product, together with their Related Materials, within fifteen (15) days of the start of each License Year that this License Agreement is in effect.

         (b) After samples of each Licensed Product(s) and Related Materials have been approved pursuant to this paragraph. LICENSEE shall not depart therefrom in any material respect without NHLE's prior written consent.

         (c) NHLE shall have the right to withdraw its approval of approved samples of Licensed Products and Related Materials if the quality of any such item ceases to be acceptable or in the event of some factor which reflects unfavorably upon the professional, business or personal reputation of NHL, its Member Teams or NHLE.

         (d) Subject to terms and conditions hereof, LICENSEE may utilize the NHL Marks and the Designation for such selling, advertising, promotional and display materials for the Licensed Product(s) as in its judgment will best promote the sale of said Licensed Product(s). LICENSEE agrees that it will not use the NHL Marks or any reproduction thereof or the Designation in any advertising, promotional or display material or in any other manner without NHLE's prior written approval. In the event that any advertising, promotional or display material submitted to NHLE shall not have been approved, disapproved or otherwise commented upon within twenty (20) business days after receipt thereof by NHLE, then LICENSEE shall have the right to so notify NHLE of such fact by telegram or telefax message. In the event that NHLE fails to then approve, disapprove or otherwise comment upon the submitted items within ten (10) business days after receipt by it of such telegraphic or telefax communication, any items so submitted shall be deemed to have been approved. Prior to use by LICENSEE, six (6) production copies of all such advertising, promotional and display materials will be furnished to NHLE free of charge.

         8.       PROMOTIONAL SUPPORT OF NHL TEAMS AND
                  DISTRIBUTION OF LICENSED PRODUCTS.

         (a)      LICENSEE undertakes to support the National Hockey
                  League and its Member Teams by supplying to NHLE free of charge samples of Licensed Products to a total value at LICENSEE's lowest wholesale price of five hundred U.S. dollars ($500.00) annually. Such free samples will be distributed by NHLE to NHL and/or the Member Teams directly or used by NHLE in its discretion for promotions directly benefiting the Member Teams. In addition to supplying such samples of Licensed Products free of charge,

                           LICENSEE also undertakes to supply NHLE at NHLE's expense samples of Licensed Products at LICENSEE's cost in such quantities as requested by NHLE for the Member Teams or for promotions authorized by NHLE.

                  (b) LICENSEE undertakes to sell Licensed Products to retail outlets owned and/or operated by NHL Member
                           Teams: i) at the lowest minimum quantities; ii) at the lowest prices charged by LICENSEE to any other third party; and iii) at the most advantageous credit terms and return privileges offered by LICENSEE to any other third party. LICENSEE also agrees to deliver new styles or designs of Licensed Products to retail outlets owned and/or operated by NHL Member Teams on a prompt and timely basis, and in no event later than to outlets not owned and/or operated by NHL Member Teams, provided orders have been placed with LICENSEE for said new styles or designs by said NHL Team Outlets on as timely a basis as those orders placed by other outlets.

                  (c) LICENSEE undertakes to sell, distribute, and supply, within the Territory, the Licensed Products in such manner as may be required to meet the competition by manufacturers of similar articles. LICENSEE further undertakes to make and maintain adequate arrangements for the broadest possible distribution of Licensed Products throughout the Territory through all regular channels of distribution consistent with Licensed Sales, including but not limited to: companies selling through mail order catalogs; companies consisting of or operating groups of stores or department stores commonly known as "chains;" independently run stores; and wholesale distributors selling to retail outlets. LICENSEE will use its best efforts to place Licensed Products in at least one first class retail outlet in the marketing area of each NHL Member Team within the Territory, and to sell to each catalog merchant and "chain" buying the Licensed Product(s) merchandise bearing the NHL Marks of each NHL Member Team operating within the geographic area served by said catalog merchant or "chain". LICENSEE agrees to maintain adequate inventories of the Licensed Products as an essential part of its distribution program. LICENSEE will not sell Licnesed Products to any retail outlet within any area to the exclusion of other retail outlets that may desire to purchase Licensed Products and whose credit rating and sales merchandising policies warrant such sales. In the event LICENSEE sells or distributes other merchandise of the same grade and quality as the Licensed Products, but which do not bear any of the Licensed Marks, LICENSEE will not discriminate in the granting of commissions and discounts to salesmen, dealers and distributors for the Licensed Products. LICENSEE acknowledges and agrees that the foregoing provisions of this paragraph 8 are material provisions of this License Agreement.

         9.       GOODWILL.

                  LICENSEE recognizes the great value of the reputation and goodwill associated with the NHL Marks, other NHL Indicia and Designation and, in such connection, acknowledges that such goodwill belongs exclusively to NHL and its Member Teams, that LICENSEE's use of the NHL Marks, other NHL Indicia and Designation will inure to the benefit of NHL and its Member Teams, and that the NHL Marks and other NHL Indicia have acquired a secondary meaning in the mind of the purchasing public related to NHL and its Member Teams. LICENSEE further recognizes and acknowledges that a breach by LICENSEE of any of its covenants, agreements or undertakings hereunder will cause immediate irreparable damage which cannot be readily remedied in damages in an action at law, and which, in addition thereto, constitutes an infringement of rights in the NHL Marks, other NHL Indicia and Designation, thereby entitling NHLE, NHL and its Member Teams to equitable remedies, costs and damages, including reasonable attorneys' fees.

         10.      INDEMNIFICATIONS.

                  (a) LICENSEE hereby indemnifies and agrees to hold NHLE, NHL, its Member Teams and their agents, servants, employees, officers, directors and other officials harmless from any loss, liability, damage, cost or expense (including reasonable attorneys' fees), arising out of the manufacture, distribution, advertising, promotion, offering for sale and sale of the Licensed Products, or arising out of any of LICENSEE's NHL-themed advertising and promotion, including without limitation any claims or suits against any of them by reason of or alleging any unauthorized or infringing use by LICENSEE of any patent, process, trade secret, copyright, trademark, or publicity right or other similar property (other than the NHL Marks covered by this License Agreement) or any alleged defects (design, manufacturing, handling or other) or inherent dangers in said Licensed Product(s) or the use thereof. LICENSEE agrees to obtain, at its own expense, product liability insurance providing adequate protection for NHLE, NHL, its Member Teams and their agents, servants, employees, officers, directors and other officials and LICENSEE against any such claims or suits in amounts no less than $3,000,000 per claim or suit. Within thirty (30) days from the date thereof, LICENSEE will submit to NHLE a fully paid policy or certificate of insurance naming NHLE, NHL, its Member Teams and their agents, servants, employees, officers, directors and other officials as an insured party, providing that coverage shall extend to all claims or suits arising out of the use of Licensed Product(s) manufactured or sold under this License Agreement, no matter when such claim or suit may be asserted, and further providing that the insurer shall not terminate or materially modify such coverage without written notice to NHLE at least twenty (20) days in advance thereof, and that if it does so, NHLE will have the option to pay the premiums necessary to maintain or continue such insurance in effect and obtain reimbursement from LICENSEE.

                  (b) The indemnifications provided for herein are conditioned upon the indemnified party's furnishing the indemnifying party with prompt written notice of any such claim or suit and upon the indemnified party's furnishing of reasonable cooperation and witnesses, if necessary, in defense of such claim or suit. In such event, the indemnifying party shall have the option and right to undertake and conduct the defense of any such claim or suit.

         11.      TERMINATION.

                  (a) NHLE shall have the right to terminate this License Agreement without prejudice to any rights which it may have in the premises, whether in law, or in equity, or otherwise, upon the occurrence of any one or more of the following events (herein called "defaults"):

                           (i) If any governmental agency finds that the Licensed Product(s) are defective in any way, manner or form;

                           (ii) If LICENSEE distributes, sells or offers to sell any Licensed Products not made in complete conformity to the provisions of Paragraph 7 of this License Agreement, or distributes, sells or offers to sell any merchandise bearing a copy or simulation of any NHL Mark or other NHL Indicia other than the Products;

                           (iii) If LICENSEE shall be unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any nation, jurisdiction, county or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent;

                           (iv) In the event that LICENSEE does not commence in good faith to manufacture, distribute and sell each Licensed Product throughout the Territory within sixty (60) days of the commencement of the Term hereof and fails to maintain an inventory of Licensed Products sufficient to supply the market demand therefor;

                           (v) If there is a change in more than fifty percent (50%) ownership or controlling interest of LICENSEE or a change in any members of the senior management of LICENSEE or their respective responsibilities which would, in NHLE's reasonable judgment, adversely affect the LICENSEE's business to a material extent, except as may be otherwise consented to by NHLE pursuant to paragraph 3(g) above; or

                           (vi) If Sport Maska, Inc. violates, breaches or defaults in performing any of the provisions of Retail License Agreement No. 20047A of even date herewith and does not fully cure such violation, breach or default within the applicable cure period (if any).

                  (b) In the event LICENSEE violates, breaches or defaults in performing any of the provisions of this License Agreement other than those identified in provision 11(a) above, and does not fully cure such violation, breach or default within ten (10) days notice from NHLE, this License Agreement shall automatically terminate. In the event of any termination pursuant to paragraph 11(a) or (b), LICENSEE shall pay NHLE within thirty (30) days without further demand all amounts then due NHLE and also shall pay therewith as liquidated damages all amounts still due NHLE as Guaranteed Minimum Payment for the remainder of the Term. If such payments are not remitted when due, LICENSEE consents to the entry of judgment for such amount by a court having jurisdiction over LICENSEE or any of its assets. In addition, NHLE shall be entitled to sue for injunctive relief and other consequential damages, including reasonable attorneys' fees incurred by NHLE, NHL and/or its Member Teams as a result of any such violation, breach or default by LICENSEE.

                  (c) It is agreed and recognized that the nature of the business of NHLE, NHL and its Member Teams requires great public respect for and trust in the reputation and integrity of NHL and its Member Teams. Accordingly, it is agreed that in the event of some unanticipated factor, development or event which, in NHLE's reasonable opinion, causes continued association of NHL and/or its Member Teams with LICENSEE or the Licensed Products to have a materially adverse reflection upon NHL or its Member Teams, NHLE may terminate this License unilaterally by written notice to LICENSEE. In the event of such termination, LICENSEE shall be excused from all further (but not past due or subsequently earned) royalty obligations; the pro-rated amount of any minimum guarantee paid in advance will be refunded to LICENSEE; and NHLE will, in the event it cannot approve distribution of the remainder of LICENSEE's inventory and work in process, reimburse LICENSEE for its expenses of salvage or, for unsalvageable products, for LICENSEE's cost of manufacturing or acquiring the same.

                  (d) In the event of termination of this License Agreement, LICENSEE will refrain from further use of the Designation, the NHL Marks and the other NHL Indicia (or any further reference to all or each of them, direct or indirect, or any simulation of the NHL Marks or other NHL Indicia). LICENSEE agrees that the Designation, the NHL Marks and the other NHL Indicia possess a special, unique and extraordinary character which makes difficult the assessment of the monetary damage sustained by unauthorized use. LICENSEE recognizes that irreparable injury would be caused by unauthorized use and agrees that injunctive and other equitable relief would be appropriate in the event of a breach of this License Agreement, provided, however, that such remedy shall not be exclusive of other legal remedies otherwise available to NHLE, NHL and/or its Member Teams.

         12.      FINAL STATEMENT.

                  LICENSEE shall deliver, as soon as practicable, to NHLE, following expiration or termination of this License Agreement, a statement indicating the number and description of Licensed Product(s) on hand. Following expiration of this License Agreement, LICENSEE may manufacture no more Licensed Product(s) in association with the NHL Marks and/or other NHL Indicia but may continue to distribute and sell its remaining inventory for a period not to exceed sixty (60) days following such expiration, subject to payment of applicable royalties thereto, provided, however, that LICENSEE shall have no such right if this License Agreement is terminated pursuant to paragraph 11. Following expiration or termination of this License Agreement for whatever reason, LICENSEE agrees to make no use of the Designation, the NHL Marks and/or the other NHL Indicia whatsoever, either in or on products or in advertising, publicity, promotional or display materials. NHLE shall have the right to conduct a physical inventory in order to ascertain or verify such inventory and/or statement. In the event LICENSEE refuses to permit NHLE to conduct such physical inventory, LICENSEE shall forfeit its right hereunder to dispose of such inventory. In addition to such forfeiture, NHLE shall have recourse to any and all other legal remedies available to it. Notwithstanding the foregoing, in the event that NHLE terminates this License Agreement pursuant to any of the provisions of this License Agreement, LICENSEE shall have no right to dispose of its inventory beyond the effective date of such termination and shall be subject to the payment of damages specified herein.

         13.      NOTICES.

                  All notices which either party hereto is required or may desire to give to the other shall be given by addressing the same to the other at the address above written, or at such other address as may be designated in writing or by telefax message by any such party in a notice to the other given in the manner prescribed in this paragraph. All such notices shall be sufficiently given when the same shall be received by telefax message, or after such notice is deposited so addressed, postage prepaid, in the United States or Canadian mail, and/or when the same shall have been delivered, so addressed, to a telegraph or cable company toll prepaid. The date of actual receipt of such telefax message, mail or telegraphing shall be the date of the giving of such notice.

         14.      NO PARTNERSHIP OR JOINT VENTURE, ETC.

                  This License Agreement does not constitute and shall not be construed as constituting a partnership, joint venture or agency between LICENSEE and either the NHLE, NHL and/or its Member Teams. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

         15.      CONSTRUCTION.

                  This License Agreement shall be construed in accordance with the laws of the State of New York and the United States of America.

         16.      WAIVER, MODIFICATION, ETC.

                  This License Agreement represents the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all pervious representations, understandings or agreements between the parties hereto. No waiver, modification or cancellation of any term or condition of this License Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein. NHLE makes no warranties to the LICENSEE except those specifically expressed on the first page hereof.

         17.      NO ENDORSEMENT BY PLAYERS, ETC.

                  This License Agreement does not carry with it any right to use the name, likeness, reputation, goodwill, persona, or any other aspect of the right of privacy, personality or publicity of any individual or group, including any individual, or group of, current or former NHL player(s). LICENSEE understands and agrees that it is LICENSEE's responsibility to secure whatever rights may be required for the use of any such


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
name, likeness, reputation, goodwill, persona or other aspect in connection with the Licensed Products. LICENSEE further understands and agrees that neither the execution hereof nor any grant of approval hereunder nor any other act or omission by NHLE shall operate or be construed as a grant by NHLE of any such rights or as approval by NHLE of the use of any such name, likeness, reputation, goodwill, persona or other aspect in connection with the Licensed Products in the event LICENSEE shall not have secured such rights. LICENSEE shall not exercise the rights granted hereunder in any manner that will constitute an endorsement of a Licensed Product by any current or former NHL player(s) without the specific consent of such player(s).

         18.      ARBITRATION.

                  (a) Any dispute or disagreement between the parties hereto seeking to enjoin or restrain LICENSEE's sale or distribution of the Licensed Products or of any other Products or merchandise bearing NHL Marks or other NHL Indicia or any copy or simulation thereof, or otherwise use of the Designation, the NHL Marks or the other NHL Indicia, may be determined in any forum of NHLE's choosing, and LICENSEE hereby consents to venue and personal jurisdiction in the Supreme Court of the State of New York and/or United States District Court in the State of New York. In any such action, the forum may retain jurisdiction to award damages, profits, attorneys' fees or costs, as allowed in such matters.

                  (b) Any other dispute or disagreement between the parties hereto arising out of or relating to this License Agreement shall be settled by binding arbitration in New York City under the rules then in effect of the American Arbitration Association, and judgment upon the award may be entered in the courts of the State of New York and also in any court having jurisdiction. Arbitration shall not preempt the seeking of relief provided by paragraph (a) hereof, and if relief is sought thereunder any Court in which such action is commenced, not any Arbitration panel, shall determine whether any particular matter is justiciable by the Court or only arbitrable.

         19.      ACCEPTANCE BY NHLE.

                  This instrument, when signed by LICENSEE, shall be deemed an application for a license and not a binding agreement unless and until accepted by NHLE by signature of a duly authorized officer and the delivery of such a signed copy to LICENSEE. The receipt and/or deposit by NHLE of any check or other consideration given by LICENSEE and/or the delivery of any material by NHLE to LICENSEE shall not be deemed an acceptance by NHL of this application. The foregoing shall apply to any documents relating to renewals or modifications hereof.

                  IN WITNESS WHEREOF, the parties hereto have signed this License Agreement as of the day and year first above written.

NHL ENTERPRISES, INC.:                               LICENSEE:


By:    /s/ Fred Scalera                         By:    /s/ Howard Zunenshine
       ------------------------                        ------------------------
Name:  Fred Scalera                             Name:  Howard Zunenshine
                                                       ------------------------
Title: Vice President                           Title: Chief Executive Officer
                                                       ------------------------

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